EXHBIT-5.1

                                     EX-5.1

                 PAUL RICHARD BELL, CFTC, LITIGATION EXPLANATION

In March 7, 1989' the Commodity Future Trading Commission (CFTC) filed a complaint and notice of hearing pursuant to sections 6 (b),6(c),8a(3), and 8a(4) of the Commodity Exchange Act, as amended. CFTC docket No. 89-4. The respondents were JCC, Incorporated, EDCO Management Ellis K. Kahn, Paul Richard Bell, and Edward Lerner. The complaint had three counts. Two of the counts involved allegations concerning Paul Richard Bell. Count 1 alleged there were violations through fraud in connection with the solicitation of customers to trade commodity futures contracts. Count 2 did not apply to Mr. Bell. Count 3 alleged violations through a failure to supervise.

On December 13,1991,the Administrative Law Judge (ALJ) ruled against the respondents and revoked the registrations of Kahn, Bell, and Lerner. Further more the ALJ assessed a monetary fine against all respondents. Bell received a civil monetary penalty of $100,000. The respondents, JCC,Inc., Ellis K.Kahn, and Paul Richard Bell appealed the ALJ's decisions. The appeal was denied in 1994.

Paul Richard Bell has not paid the fine and is in the process of deciding how to appeal the decision with new counsel to get his license reinstated and the fine revoked. In the final footnote of the appeal, the court comments that Bell's attorney had a conflict on interest in that on appeal, just as at the hearing, counsel could potentially be placed in the unseemly position of arguing his on credibility. (See Groper v. Taff, 717 F .2d 1415, 1417-18 (D.C. Cir. 1983). Attorneys practicing before administrative agencies are bound by the Code of Professional Responsibility, including DR5-102A, which sets forth the rule that attorneys are precluded from serving as a fact witness and counsel in the same proceeding. Rosen v. NLRB, 735 F.2d 564, 573-77 (D.C.Cir.1984). This was the same situation in Bell's case. Bell did not know of the conflict with the attorney representing him.